SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[_]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e) (2))
[X]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to Section 14a-12

                               BALCHEM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

      1)    Title of each class of securities to which transaction applies:
            N/A

      2)    Aggregate number of securities to which transaction applies:
            N/A

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            N/A

      4)    Proposed maximum aggregate value of transaction:
            N/A

      5)    Total fee paid:
            N/A

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid: N/A
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      3)    Filing Party: N/A
      4)    Date Filed: N/A

                               BALCHEM CORPORATION

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 18, 2009
                    ----------------------------------------


         TO OUR STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BALCHEM CORPORATION will be held in West Rooms I & II of the Harvard Club of New York City, 35 West 44th Street, New York, NY 10036-6645, on Thursday, June 18, 2009 at 10:00 a.m. for the following purposes:

         1. To elect two Class 2 Directors to the Board of Directors to serve until the Annual Meeting of Stockholders in 2012 and thereafter until their respective successors are elected and qualified;

         2. To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

         3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Information with respect to the above matters is set forth in the Proxy Statement, which accompanies this Notice.

         The Board of Directors has set April 21, 2009 as the record date for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof.

         We hope that all stockholders who can conveniently do so will attend the Meeting. Stockholders who do not expect to be able to attend the Meeting are requested to fill in, date and sign the enclosed proxy and promptly return the same in the stamped, self-addressed envelope enclosed for your convenience. Stockholders who are present at the Meeting may withdraw their proxies and vote in person, if they so desire.

                       BY ORDER OF THE BOARD OF DIRECTORS

                                        Dino A. Rossi, Chairman, President & CEO
Dated: May 4, 2009

         P.O. Box 600, New Hampton, New York 10958   Tel: 845-326-5600
                       Fax: 845-326-5702 www.balchem.com
                                         ---------------

                                 PROXY STATEMENT

                               BALCHEM CORPORATION


                                     GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Balchem Corporation (the "Company") to be voted at the 2009 Annual Meeting of Stockholders (the "Annual Meeting" or the "Meeting") in the West Rooms I & II of the Harvard Club of New York City, 35 West 44th Street, New York, NY 10036-6645, on Thursday, June 18, 2009 at 10:00 AM, local time, and at any adjournments or postponements thereof. This Proxy Statement and a proxy card are expected to be sent to stockholders beginning on or about May 4, 2009.

         The Board of Directors has fixed the close of business on April 21, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. At the Annual Meeting, stockholders will be asked to consider and vote upon the election of two Class 2 Directors to the Board of Directors to serve until the Annual Meeting of Stockholders in 2012 and thereafter until their respective successors are elected and qualified. Stockholders will also be asked to ratify the Board of Directors' selection of McGladrey & Pullen, LLP as the Company's independent registered public accounting firm for the 2009 fiscal year. Stockholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

         You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Sending in a signed proxy will not affect your right to attend the Meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election or the Secretary of the Company of such revocation, in writing, prior to the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

         Proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, email, telefax or in person. All expenses incurred in connection with this solicitation will be borne by the Company. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

         Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 18, 2009.

         The Company's proxy statement and annual report to stockholders for the year ended December 31, 2008 are available at http://proxymaterials.balchem.com
                                              ---------------------------------

                                  PROPOSAL NO.1
                              ELECTION OF DIRECTORS

         The Company's By-laws provide for a staggered term Board of Directors consisting of six (6) members, with the classification of the Board of Directors into three classes (Class 1, Class 2 and Class 3). The term of the two current Class 2 Directors will expire at the Annual Meeting. The Class 1 and Class 3 directors will remain in office until their terms expire, at the annual meetings of stockholders to be held in the years 2010 and 2011, respectively.

         Accordingly, at the 2009 Annual Meeting, two Class 2 Directors are to be elected to hold office until the annual meeting of stockholders to be held in 2012 and thereafter until their successors have been elected and qualified. The nominees listed below with brief biographies are currently directors and have been nominated for election after due consideration by the Corporate Governance and Nominating Committee. The Board is not aware of any reason why any such nominee may be unable to serve as a director. If either or both of such nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such other person or persons, as the case may be, as the Board may recommend.


Vote Required to Elect Directors

         Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish to vote in favor of or withhold authority to vote for the Company's nominees for director.

         Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval.

         A director nominee must receive a plurality of the votes cast at the Meeting, which means that a broker non-vote or a vote withheld from a particular nominee will not affect the outcome of the election of directors.

         All shares represented by duly executed proxies will be voted For the election of the nominees named in this Proxy Statement as director unless authority to vote For any such nominee has been withheld. If for any reason any such named nominee should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate as may be nominated by the Company's Board of Directors.


Nominees for Election as Director

         Edward L. McMillan, age 63, has been a Director of the Company since February 2003. Mr. McMillan owns and manages McMillan, LLC, a transaction-consulting firm that provides strategic consulting services and facilitates mergers and/or acquisitions predominantly to the food and agribusiness industry sectors. From 1988 to 1996, he was President and CEO of Purina Mills, Inc., where he was involved for approximately 25 years in various senior level positions in marketing, strategic planning, and business segment management. Since September 2005, he has been a director of NutraCea, a publicly traded OTC company. In addition, he is also a director of Marical, Inc., a privately held corporation. Mr. McMillan is also a member of the Board of Trustees for the University of Illinois in Champaign, Illinois.

         Kenneth P. Mitchell, age 69, has been the Company's Lead Director since October 1, 2005 and has been a Director of the Company since 1993. Mr. Mitchell, who is currently retired, was Chief Executive Officer of Oakite Products Inc., a specialty chemical company from 1986 to 1993. Since February 1997, he has also been a director of Tetra Technologies, Inc., an NYSE traded company, where he also serves as chairman of the Nominating and Corporate Governance Committee.

         Upon recommendation by the Corporate Governance & Nominating Committee, the Board of Directors of the Company recommends a vote For the election of Edward L. McMillan and Kenneth P. Mitchell as Class 2 Directors to hold office until the annual meeting of stockholders for the Year 2012 and until their successors are elected. Proxies received by the Company will be so voted unless such proxies withhold authority to vote for such nominees.


Directors Not Standing For Election

         In addition to Mr. McMillan and Mr. Mitchell, the Company's Board of Directors includes the following members:

          Perry W. Premdas, age 56, was appointed as a Director of the Company in January 2008. He is currently retired. From 1999 to 2004, Mr. Premdas was Chief Financial Officer of Celanese AG, a chemical and plastics business spun-off by Hoechst AG and listed on the Frankfurt stock exchange and the NYSE. He was Senior Executive Vice President and Chief Financial Officer of Centeon LLC from 1997 to 1998. Over his 30 year career, he has led the treasury, finance, audit and investor relations functions in US and international companies and had general manager, executive and director roles in various wholly-owned and joint venture operations. Mr. Premdas holds a BA from Brown University and an MBA from the Harvard University Graduate School of Business. He is currently a member of the Board of Directors of Ferro Corporation and Compass Minerals (both listed on the NYSE), and Fresenius Kabi Pharmaceuticals Holding, Inc. (NASDAQ).

         Dino A. Rossi, age 54, has been a Director of the Company since 1997 and Chairman of the Company's Board of Directors since February 22, 2007. Mr. Rossi has been President and Chief Executive Officer of the Company since October 1997, Chief Financial Officer of the Company from April 1996 to January 2004 and Treasurer of the Company from June 1996 to June 2003. He was Vice President, Finance and Administration of Norit Americas Inc., a wholly-owned subsidiary of Norit N.V., a Dutch chemicals company, from January 1994 to February 1996, and Vice President, Finance and Administration of Oakite Products Inc., a specialty chemicals company, from 1987 to 1993.

         Dr. John Y. Televantos, age 56, has been a Director since February 2005. Dr. Televantos is a Principal of Arsenal Capital Partners, Inc., a private equity investment firm, where he leads the Chemicals and Materials practice of the firm. Dr. Televantos was formerly with Hercules, Inc. as President of the Aqualon Division and as Vice President of Hercules, Inc. from April 2002 through February 2005. He had been President and Chief Executive Officer, and prior to that Chief Operating Officer, of Foamex International during the period from June 1999 through December 2001. Prior to that, he was Vice President, Development Businesses and Research at Lyondell Chemical Company since 1998. Dr. Televantos holds B.S. and Ph.D. degrees in Chemical Engineering from the University of London, United Kingdom. He also has been on several public and private company Boards and is affiliated with other key industry-related groups.

         Dr. Elaine R. Wedral, age 65, has been a Director of the Company since October 2003. Dr. Wedral is retired. Currently, she serves as the President of the International Life Sciences Institute in North America, which position she has held since January 2008. She was President of Nestle R&D Center, Inc. in New Milford, Connecticut and Head of Nestle Food Service Systems worldwide from 1999 to 2005. Prior to that, she held a variety of technical positions at Nestle. Dr. Wedral holds 34 patents in food processing, food nutrition and ingredient areas, and is on the editorial board of Food Processing Magazine. She received her Ph.D. from Cornell University in Food Biochemistry, an M.S. in Food Microbiology and a B.S. from Purdue University in Biochemistry. She is currently also a director of Sensient Technologies Corporation, a public company listed on the NYSE, and continues to work with several key industry/university related groups in an advisory capacity.


Director Independence

         The Board of Directors has made an affirmative determination that each of the Company's directors, other than Mr. Rossi, is independent, as such term is defined under NASDAQ Marketplace Rules.

Meeting Attendance

         During fiscal 2008, the Board of Directors met five times during regular meetings and one time for a telephonic special meeting. Each director attended at least 75% of the meetings of the Board held when he or she was a director and of the meetings of those Committees of the Board on which he or she served.

         The Company has a policy to strongly encourage directors to attend the annual meeting of stockholders. Historically, attendance has been excellent. All directors were in attendance at the Company's 2008 annual meeting of stockholders.


Committees of the Board of Directors

         The Company's Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The Board of Directors appoints the members of each Committee. In 2008, the Audit Committee held six meetings, the Corporate Governance and Nominating Committee held two meetings and the Compensation Committee held three meetings. The Executive Committee did not meet in 2008.

         Audit Committee. The Audit Committee, in its capacity as a committee of the Board of Directors, is directly responsible for appointing, compensating and overseeing the work of the Company's independent registered public accounting firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company's financial reporting, internal controls and procedures, and audit functions. Responsibilities, activities and independence of the Audit Committee are discussed in greater detail under the section of this Proxy Statement entitled "Audit Committee Report."

         The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company's Web site, www.balchem.com. The
                                                           ---------------
current members of the Audit Committee are Messrs. Premdas (Chair), McMillan and Mitchell. The Board of Directors of the Company has determined that the Audit Committee Chairman, Mr. Premdas, qualifies as an "audit committee financial expert", as defined in Section 407 of the Sarbanes-Oxley Act of 2002, and that all members of the Audit Committee are "independent" under the NASDAQ Marketplace Rules applicable to audit committee members.

         Compensation Committee. The duties of the Compensation Committee are to
(i) recommend to the Board of Directors a compensation program, including incentives, for the Chief Executive Officer and senior executives of the Company, for approval by the full Board of Directors, (ii) prepare an Annual Report of the Compensation Committee for inclusion in the Company's Proxy Statement as contemplated by the requirements of Schedule 14A of the Securities Exchange Act of 1934, as amended, (iii) propose to the full Board of Directors the compensation of directors, and (iv) to administer the Company's Second Restated and Amended 1999 Stock Plan for officers, directors, directors emeritus and employees of and consultants to the Company and its subsidiaries (referred to in this Proxy Statement as the "1999 Stock Plan" or the "Amended Plan").

         The Board of Directors of the Company has adopted a written charter for the Compensation Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company's Web site, www.balchem.com.
                                                                ---------------
The current members of the Compensation Committee are Dr. Televantos (Chair), Messrs. McMillan and Mitchell, and Dr. Wedral, each of whom are independent directors.

         See "Compensation Discussion and Analysis - Compensation Committee" and "Report of the Compensation Committee of the Board of Directors" below.

         Corporate Governance & Nominating Committee. The duties of the Corporate Governance & Nominating Committee are, among other things, to consider and make recommendations to the Board concerning the appropriate size, function and needs of the Board, to determine the criteria for Board membership, to evaluate and recommend responsibilities of the Board committees, to review
annually  and  assess  the  adequacy  of  the  Company's  corporate   governance
guidelines and recommend any changes to the Board, to oversee an annual self-evaluation of the Board and Board Committees, to oversee compliance with the Company's Stock Ownership Policies, to consider matters of corporate social responsibility and corporate public affairs related to the Company's employees and stockholders, to recruit, evaluate and nominate new candidates for directorships, to prepare and update an orientation program for new Directors, to evaluate the performance of current directors in connection with the expiration of their term in office providing advice to the full Board as to nomination for reelection, and to recommend policies on director retirement age.

         The Board of Directors of the Company has adopted a written charter for the Corporate Governance & Nominating Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company's Web site, www.balchem.com. The current members of the Corporate Governance &
       ---------------
Nominating Committee are Dr. Wedral (Chair), Messrs. Premdas and Mitchell and Dr. Televantos, all of whom are independent directors.

         Executive Committee. The Executive Committee is authorized to exercise all the powers of the Board of Directors in the interim between meetings of the Board, subject to the limitations imposed by Maryland law. The Executive Committee is also responsible for the recruitment, evaluation and selection of suitable candidates for the position of Chief Executive Officer ("CEO"), for approval by the full Board, for the preparation, together with the Compensation Committee, of objective criteria for the evaluation of the performance of the CEO, and for reviewing the CEO's plan of succession for key executives of the Company.

         The current members of the Executive Committee are Messrs. Mitchell (Chair), McMillan and Dr. Televantos.


Nominations of Directors

         The Corporate Governance & Nominating Committee considers re-nominating incumbent directors who continue to satisfy the Company's criteria for membership on the Board; whom the Board believes will continue to make contributions to the Board; and who consent to continue their service on the Board. If the incumbent directors are not nominated for re-election or if there is otherwise a vacancy on the Board, the Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including members of the Board and management. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. The Committee also considers external director candidates or candidates recommended by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group hold 5% or more of the Company's common stock and have continued to do so for over one year will be considered substantial, long-term stockholders. The Committee will consider stockholder recommendations regarding potential nominees for next year's annual stockholders meeting, consistent with the policy described above, if the Committee receives such recommendations prior to the deadline for stockholder proposal submissions, set forth below in "Stockholder Proposals for 2010 Annual Meeting." Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that other candidates receive.

         The Committee and the Board has adopted guidelines for identifying or evaluating nominees for director, including incumbent directors and nominees recommended by stockholders. The Company's current policy is to require that a majority of the Board of Directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert. In addition, directors may not serve on the boards of more than three other public companies, without the approval of the Board of Directors; and directors must satisfy the Company's age limit policy for directors which require that a director retire at the conclusion of his or her term in which he or she reaches the age of 70. The guidelines for nomination for a position on the Board of Directors, provide for the selection of nominees based on the nominees' skills, achievements and experience, and contemplate that the following will be considered, among other things, in selecting nominees: knowledge, experience and skills in areas critical to understanding the Company and its business, personal characteristics, such as integrity and judgment, and the candidate's ability to commit to the Board of Directors of the Company.

Lead Director

         Mr. Mitchell has been the Lead Director since 2005. The Lead Director functions, in general, to reinforce the independence of the Board of Directors of the Company. This person is appointed on a rotating basis from the independent Directors. The Lead Director will serve at the election of the Board and, in any event, only so long as that person shall be an independent Director of the Company. The Corporate Governance and Nominating Committee will review annually the description of the Lead Director position and recommend to the Board any changes that it considers appropriate. The Lead Director provides a source of Board leadership complementary to that of the Chairman. Amongst other things, the Lead Director is responsible for: working with the Chairman and other directors to set agendas for Board meetings; providing leadership in times of crisis together with the Executive Committee; for reviewing the individual performance of each of the Directors; chairing regular meetings of independent Board members without management present (executive sessions); acting as liaison between the independent Directors and the Chairman; and chairing Board meetings when the Chairman is not in attendance.


Communicating With the Board of Directors

         Members of the Board and executive officers are accessible by mail in care of the Company. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the General Counsel with a request to forward the communication to the intended recipient. In the alternative, stockholders can direct correspondence to the Board via the Chairman, or to the attention of the Lead Director, in care of the Company at the Company's principal executive office address, P.O. Box 600, New Hampton, NY 10958. The Company will forward such communications, unless of an obviously inappropriate nature, to the intended recipient.


Executive Sessions of the Board of Directors

         The Company's independent Directors meet regularly in executive sessions following each regularly scheduled meeting of the Board of Directors. These executive sessions are presided over by the Lead Director. The independent Directors presently consist of all current Directors, except Mr. Rossi.


Executive Officers

         Set forth below is certain information concerning the executive officers of the Company (other than Mr. Rossi, whose background is described above under the caption "Directors"), which officers serve at the discretion of the Board of Directors:

         Francis J. Fitzpatrick, CPA, age 48, has been the Chief Financial Officer of the Company since January 2004 and Treasurer of the Company since June 2003, and was Controller of the Company from April 1997 to January 2004. He has been an executive officer and Assistant Secretary of the Company since June 1998. He was Director of Financial Operations/Controller of Alliance Pharmaceutical Corp., a pharmaceuticals company, from September 1989 through March 1997.

         Matthew D. Houston, age 45, has been General Counsel since January of 2005 and Secretary, since June of 2005. He was General Counsel and Secretary of Eximias Pharmaceutical Corporation, a privately held corporation, from 2001 to 2004. Mr. Houston also held several internal counsel positions at BASF Corporation, a Delaware corporation from 1994 to 2001. Mr. Houston received his Juris Doctorate from Saint Louis University.

         David F. Ludwig, age 51, has been Vice President and General Manager, Specialty Products since July 1999 and an executive officer of the Company since June 2000. He was Vice President and General Manager of Scott Specialty Gases, a manufacturer of high purity gas products and specialty gas blends, from September 1997 to June 1999. From 1986 to 1997 he held various international and domestic sales and marketing positions with Engelhard Corporation's Pigments and Additives Division.

         Paul H. Richardson, PhD, CChem, age 39, has been Vice President of Research and Development and an Executive Officer of the Company since July 2005, and was Director of Research and Development, January 2004 to July 2005 and Director of Materials Science, January 2001 to January 2004. Since obtaining his Bachelor's degree in chemistry and PhD in polymer science from the University of Durham, England, Dr. Richardson has held Research Scientist and Project Management positions at Unilever Plc. (January 1995 to April 1997) and National Starch and Chemical Company (September 1997 to December 2000).


Code of Business Conduct and Ethics

         The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company's Chief Executive Officer, Chief Financial Officer, Treasurer and Corporate Controller. The Company has also adopted a Business Ethics Policy applicable to its employees and a further Policy Statement which confirms that, as and when appropriate, the Business Ethics Policy and the Code of Ethics for Senior Financial Officers are applicable to the Company's directors and officers. Any waiver of any provision in the Code of Ethics or Business Ethics Policy in favor of members of the Board or in favor of executive officers may be made only by the Board. Any such waiver, and any amendment to such Code, will be publicly disclosed in a Current Report on Form 8-K. The Code of Ethics and Business Ethics Policy and further Policy Statement are available on the Corporate Governance page in the Investor Relations section of the Company's Web site, www.balchem.com.
                    ---------------


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of any subsequent changes in ownership of Common Stock and other equity securities of the Company. Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates.

         Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2008, its officers and directors and holders of more than 10% of the Company's Common Stock complied with Section 16(a) filing date requirements with respect to transactions during such year.


Compensation Committee Interlocks and Insider Participation

         Messrs. McMillan and Mitchell and Drs. Televantos and Wedral, each of whom is a director of the Company, served as the members of the Compensation Committee during 2008. None of Messrs. McMillan or Mitchell or Drs. Televantos or Wedral (i) were, during the last completed fiscal year, an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, which has not been disclosed. During 2008, there were no interlocking relationships between the Company's Board of Directors or Compensation Committee, or the board of directors or compensation committee of any other company that are required to be disclosed under Item 407 of Regulation S-K.


                      COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

         During the fiscal year ended December 31, 2008, our Compensation Committee held primary responsibility for determining executive compensation levels. The Committee is composed of four independent directors. The Committee solicits, receives and analyzes compensation recommendations from Company management and consultants to determine each facet of the compensation for our executive officers. The Committee also administers our Second Amended and Restated 1999 Stock Plan, which was adopted by the Board of Directors and approved by the shareholders of the Company at the 2008 Annual Meeting of Shareholders. The Committee solicits input from our Chief Executive Officer with respect to the performance of our executive officers and their compensation levels no less than once per calendar year, usually in the first quarter.

         The members of our Compensation Committee have extensive and varied experience with various public and private corporations - as investors and stockholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels. In particular, as a Principal of Arsenal Capital Partners, Inc. Dr. Televantos is exposed to compensation trends of the various companies in which his firm has invested and manages. Mr. McMillan is a member of the compensation committee for a private company board of directors on which he sits that has adopted many of the compensation philosophies applicable to public companies. Mr. Mitchell is a member of the Compensation Committee of Tetra Technologies, Inc., a publicly traded company. In addition to the extensive experience and expertise of the Committee's members and their familiarity with the Company's performance and the performance of our executive officers, the Committee is able to draw on the experience of other Directors and on various legal and accounting executives employed by the Company, and the Committee has access to readily available public information regarding executive compensation structure and the establishment of appropriate compensation levels.

         The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management where it deems such delegation appropriate and permitted under applicable law.

         In 2003, the Compensation Committee retained Mercer Human Resource Consulting, Inc. to provide an executive compensation study. The results of said effort provided the Compensation Committee broad data with which the Committee was able to benchmark and compare our current executive compensation structure against other similarly situated companies.

         In 2006, the Compensation Committee retained Deloitte Compensation Consulting Group to assist in the development of a revised equity based segment of our executive compensation. In 2007, the Deloitte Compensation Consulting Group continued to provide assistance to the Compensation Committee with respect to total cash compensation and long term compensation as such relates to both executives and directors of the Company. In particular, the Deloitte Compensation Consulting Group delivered a benchmarking analysis of total cash compensation and long term incentives of companies operating in the food, pharmaceutical ingredients and specialty chemical industries, which also have:
(1) demonstrated recent three year revenue growth of 15-25%; (2) a market capitalization of two hundred million dollars to four hundred million dollars; and (3) two hundred million dollars to five hundred million dollars in revenue. It is through these efforts that we have instituted the structure of our program for granting executives and directors certain cash compensation and equity in the Company, as discussed below.


General Compensation Objectives and Guidelines

         The  Company's  overall  compensation  philosophy  has  been  to  offer competitive salaries, cash incentives, stock options and benefit plans consistent with peer entities while considering the Company's financial performance. Rewarding key employees who contribute to the continued success of the Company through cash compensation and equity participation are key elements of the Company's compensation policy. The Company's executive compensation policy is to attract and retain key executives necessary for the Company's short and long-term success by establishing a direct link between executive compensation and the performance of the Company, by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards, and by providing equity awards to allow executives to participate in enhanced stockholder value.

         In awarding salary increases and bonuses, the Compensation Committee relates various elements of corporate performance to the elements of executive compensation. The Compensation Committee considers whether the compensation package as a whole adequately compensates the applicable executive for the Company's performance during the past year and the executive's contribution to such performance.

         Pursuant to the Company's compensation philosophy, the total annual compensation of its executive officers is primarily made up of base salary, cash-based incentives and stock-based incentive compensation. In addition, the Company provides retirement compensation plans, group welfare benefits and certain perquisites. In executing our executive compensation policy, we seek to reward each executive's achievement of designated objectives relating to our company's annual and long-term performance and individual fulfillment of responsibilities. While compensation survey data and benchmarking are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of the program.

         In 2008, the Company adopted formal stock ownership requirements for its directors and executive officers. According to the policy, directors are required to own shares of the Company's Common Stock at least equal to five times their annual cash retainer and executive officers must own such shares as determined by a multiple of their annual base salary as follows: (1) Chief Executive Officer, three times; (2) Chief Financial Officer, one and one half times; and (3) Vice President/Officer, one times. Both directors and executive officers have five years from the date of the adoption of this Policy or from the date of hire or commencement as a director, as applicable, to attain the required level of ownership. As is disclosed elsewhere in this Proxy Statement, our directors and executive officers are stockholders of the Company. It is also noteworthy that the Company provides in its insider trading policies that directors and executive officers may not sell Company securities short and may not sell puts, calls or other similar derivative securities tied to our Common Stock.

Base Salary

         Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is to maintain salaries at reasonably competitive peer group industry levels. Determinations of base salary levels are established based upon the magnitude of responsibilities and the scope of the position, as well as based upon an annual review of marketplace competitiveness and on the Company's existing compensation structure. Periodic increases in base salary relate to individual contributions to the Company's overall performance and industry competitive pay practices. In determining appropriate levels of base salary, the Compensation Committee relied in part on industry compensation surveys, including WorldatWork, a leading not-for-profit association dedicated to knowledge leadership in compensation and benefits, as well as Salary.com and Deloitte Compensation Consulting Group.

         The Committee solicits input from Mr. Rossi with respect to the performance of our executive officers and their compensation levels. During 2008, the base salaries of our executive officers were increased to the amounts identified in the Summary Compensation Table.

Cash Based Incentives

         Bonuses represent the variable, at-risk, component of the executive compensation program that is tied to both Company performance and individual achievement. The Company's policy is to base a meaningful portion of its executive officers' cash compensation on bonus opportunities. In determining bonuses, the Company considers factors such as the individual's contribution to the Company's performance and the relative performance of the Company during the year.

         At the end of each calendar year, the Compensation Committee of the Board of Directors approves an Incentive Compensation Program for the succeeding calendar year (the "ICP"). The ICP provides for the awarding of bonus compensation to executive officers and certain other employees, based upon objective levels of achievement of specific goals established for the particular officer or employee, and for the weighting of those goals to determine the amount of the bonus.

         The process of establishing applicable goals requires a well-defined annual business plan and targets defined therein from which most ICP goals are measured. Our annual business plan evolves from our corporate strategic plan and is approved by the Board of Directors each December for the following fiscal year. Individual goals under the ICP are a composite of our corporate goals and key individual objectives. In addition, no bonuses are required to be paid under the ICP unless a target minimum consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") is achieved by the Company. The Compensation Committee established such minimum target level of EBITDA for the 2009 calendar year as part of the approval of the annual plan, based, amongst other things, upon the Company's preliminary results of operations for the 2008 calendar year.

         In addition to the EBITDA goal, individual ICP goals involve, amongst other things, the development of new revenue generating products or services meeting our profit criteria; the implementation of procedures that will improve efficiency, effectiveness or safety of our products or services; the development of a change or changes in procedures or processes that reduce cost without sacrificing quality; the improvement of methods resulting in increased productivity without loss of quality; and the development of ideas that will improve quality without increasing cost. Under the ICP, each goal is determined objectively and consistently. The goals require an individual to stretch beyond his or her defined job description responsibility. The value placed on each individual ICP goal depends heavily upon the degree of which the goal will help us meet our annual plan; the relative degree of difficulty, creativity or involvement required to achieve the goal; and the intrinsic value of the goal, i.e., magnitude of income enhancement or cost savings. Each employee will typically have 4-6 ICP goals.

         The following table sets forth the individual ICP goals for bonus cash compensation for the named executive officers, Mr. Rossi, Mr. Fitzpatrick, Dr. Richardson, Mr. Ludwig and Mr. Houston for the fiscal year ended December 31, 2008, together with the corresponding percentage weight of each goal as such related to total ICP bonus for each individual. The goals below were designed to be challenging, yet attainable, but not assured.

                                                     2008 ICP GOALS
------------------------------------------------------------------------------------------------------------------
                                                                                                      Percentage
Name, Title                                        Individual ICP Goals                                Weighted
----------------------  ---------------------------------------------------------------------------  -------------
Dino Rossi,             o   Achieve 2008 Annual Target EBITDA                                             25%
Chairman,               o   Achieve 2008 Annual Target Return on Company Assets                           20%
President and CEO       o   Execute 2008 Company Corporate Acquisition(s) Strategy                        20%
                        o   Achieve 2008 Annual Target Earnings per Share of Common Stock                 20%
                        o   Achieve 2008 Annual Target Consolidated Net Sales of Company                  10%
                        o   Achieve 2008 Annual Target Equity and Benefits Plan Enhancement                5%

Frank Fitzpatrick,      o   Achieve 2008 Annual Target EBITDA                                             25%
CFO, Treasurer          o   Achieve 2008 Annual Target Return on Company Assets                           15%
and Assistant           o   Execute 2008 Company Corporate Acquisition(s) Strategy                        15%
Secretary               o   Achieve 2008 Annual Target Cash Flow                                          15%
                        o   Achieve 2008 Annual Target Earnings per Share of Common Stock                 15%
                        o   Achieve 2008 Annual Target Equity and Benefits Plan Enhancement               15%

David Ludwig,           o   Achieve 2008 Annual Target EBITDA                                             10%
VP/GM, Specialty        o   Achieve 2008 Annual Target Specialty Product Segment Sales                    15%
Products                o   Achieve 2008 Specialty Products Segment NIBIT                                 25%
                        o   Achieve 2008 Annual Target Return on Company Assets                           10%
                        o   Development of New Products Specific to the Specialty Product Segment         40%

Paul Richardson,        o   Development of New Products in 2008, with Minimal Sales                       65%
VP Research &           o   Achieve 2008 Annual Target EBITDA                                             20%
Development             o   Achieve 2008 Annual Target Encapsulated Products Segment  Sales               15%

Matthew Houston,        o   Achieve 2008 Annual Target EBITDA                                             25%
General Counsel &       o   Achieve 2008 Legal Expense Budget                                             20%
Secretary               o   Improve Company ISS Corporate Governance Quotient                             30%
                        o   Execute 2008 Company Acquisition(s) Strategy                                  25%
------------------------------------------------------------------------------------------------------------------

         The Compensation Committee sets target bonuses for each executive officer participating in the ICP. Target bonuses are based upon a percentage of each executive officer's base yearly salary. The Compensation Committee determines actual bonus amounts paid to the executive officers, which may be higher or lower than the target bonus, based upon each executive officer's performance relative to the specific established performance goals upon which the target bonus amounts were based.

         Pursuant to the terms of the employment agreement between the Company and Mr. Rossi, Mr. Rossi is entitled to earn an annual bonus of up to 100% of his base salary, based upon achieving operating and/or financial targets established by the Board or an authorized committee thereof. Half of such bonus compensation opportunity is determined pursuant to the ICP and those specific goals are set forth above. The Compensation Committee has established a minimum level of consolidated EBITDA for the 2008 fiscal year to be achieved by the Company in order for Mr. Rossi to be entitled to the portion of such bonus compensation not covered by the ICP.

         Actual bonuses for a particular fiscal year are generally determined during the first quarter of the following fiscal year and paid at the discretion of the Compensation Committee. In March of 2009, the Compensation Committee determined that the Company failed to meet its 2008 EBITDA goal. Accordingly, no ICP bonuses were to be paid by the Company, however, the Committee, elected to make discretionary cash bonus awards to recognize significant contributions to the Company despite difficult economic conditions in 2008 to certain Named Executive Officers in the amounts identified under "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.


Equity Based Compensation

         The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives, key employees -- who have significant responsibility for the management, growth and future success of the Company, and Directors -- with an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. The goal of this approach is that the interests of the stockholders, executives, employees and Directors will be closely aligned.

         Prior to 2006, we accomplished this goal generally through the granting of stock options to executive officers and other key employees of the Company from time to time, giving them a right to purchase shares of the Company's Common Stock in the future at a specified price. Grants of options have been based primarily on an employee's potential contribution to the Company's growth and financial results. Options have been granted at the prevailing market value of the Company's Common Stock and accordingly, the optionee will only realize value if the Company's stock price increases. With limited exceptions, grants of options to employees have provided for incremental vesting over three years and the individual must be employed by the Company for such options to vest.

         Partially in response to changes in how stock options are accounted for under generally accepted accounting principles, we have modified the structure and composition of the long-term equity based component of our executive compensation. Beginning in 2006 and continuing thereafter, the Company grants a combination of restricted shares and options to our executives. We also granted restricted shares to our non-management directors in 2005 and 2006. Restricted stock encourages ownership and commitment at the director level. Our restricted stock awards generally vest over a four year period.

         In 2008, our shareholders approved the Company's adoption of the Amended Plan, which adopted certain amendments to our Amended and Restated 1999 Stock Plan. Primarily, the amendments: (1) extend the expiration of the plan to April 9, 2018; (2) authorize 4,000,000 shares reserved for future grants under the Amended Plan; (3) authorize grants of stock appreciation rights, restricted stock and performance awards; (4) provide for accelerated vesting of awards issued under the Amended Plan in the event of a change in control of the Company; and (5) address compliance with the Sections 409A and 162(m) of the Internal Revenue Code of 1986.

         Awards under the Amended Plan continue to be based upon individual contribution and expected contribution going forward, and may or may not be granted in any given fiscal year. The Committee considers Company performance, as well. It is our expectation to continue yearly grants of restricted stock awards and non-qualified options to executive officers. It is the practice of the Compensation Committee to review and approve awards for officers and certain employees during its December meeting. To avoid timing of equity-based awards ahead of the release of our quarterly earnings and other material non-public information, the annual awards to our senior management, including executive officers, are typically granted coinciding with the date of our December Board of Directors Meeting.

         The Compensation Committee postponed the grant awards of equity in December of 2007, as is the usual practice and intention of the Committee, to await the results of an executive compensation study which was performed by Deloitte Compensation Consulting Group. The final data of this study was presented to the Compensation Committee in January of 2008. These awards were then granted in January of 2008, but intended to apply to the individual's performance for 2007. Accordingly, our named executive officers were granted the following restricted shares in January of 2008: Mr.
Rossi: 13,500 shares; Mr. Fitzpatrick: 4,500 shares; Mr. Ludwig: 2,500 shares; Mr. Houston: 1,500 shares; and Dr. Richardson: 4,000 shares. Additionally, in January 2008, we granted Non-Qualified Options to our executive officers as follows: Mr. Rossi, Mr. Fitzpatrick, Mr. Ludwig, Mr. Richardson and Mr. Houston were granted options to purchase 45,000; 35,000; 26,500; 20,500; and 10,000 shares, respectively, at an exercise price of $20.41 per share, which was the common stock price at the end of trading on day of grant.

         In December of 2008, the Compensation Committee granted the following awards of restricted shares to the Named Executive Officers with respect to the individual's performance for 2008: Mr. Rossi: 10,000 shares; Mr. Fitzpatrick:
4,000 shares; Mr. Ludwig:  2,500 shares;  Dr. Richardson:  3,000 shares; and Mr.
Houston: 1,000 shares. Additionally, in December 2008, we granted Non-Qualified Options to our executive officers as follows: Mr. Rossi, Mr. Fitzpatrick, Mr. Ludwig, Mr. Richardson and Mr. Houston were granted options to purchase 40,000; 32,000; 25,000; 18,000; and 6,000 shares, respectively, at an exercise price of $25.92 per share, which was the common stock price at the end of trading on day of grant.


Employment Agreement

         The Company entered into an employment agreement with Mr. Rossi in 2001. Except for Mr. Rossi, there are no agreements or understandings between the Company and any executive officer which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments. The Company does not have a written policy regarding employment agreements.

Retirement Plans

401(k)/Profit Sharing Plan

         The Company's executive officers, as well as most employees, are eligible to participate in the 401(k) Retirement Plan/Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan provides that participating employees may make elective contributions of up to 15% of pre-tax salary, subject to ERISA limitations, and for the Company to make matching contributions on a monthly basis equal in value to 35% of each participant's elective contributions. Such matching contributions are made in shares of the Company's Common Stock.

         The profit-sharing portion of the 401(k) Plan is discretionary and non-contributory. Profit sharing contributions are restricted to employees (including executive officers) who have completed 1,000 hours of service and are employed on the last day of a plan year. The Company has historically contributed, in cash, 3.55% of an eligible participant's taxable compensation (subject to certain exclusions).

Perquisites

         Perquisites are granted to the executive officers occasionally and are generally de minimis and not a material component of compensation.

         Mr. Rossi is entitled to the use of an automobile leased by the Company and to be reimbursed for a specified level of premiums for life and disability insurance. He is also entitled to the use of a financial planner, as well as participation in a country club membership for corporate business. The Company pays to insure and maintain Mr. Rossi's automobile, as well as reimburses Mr. Rossi for fuel expenses to the extent related to Company business. Messrs. Fitzpatrick, Ludwig and Houston and Dr. Richardson receive cash allowances associated with the use of their personal automobiles.


                          COMPENSATION COMMITTEE REPORT

         We have reviewed and discussed the above "Compensation Discussion and Analysis" with management.

         Based upon this review and discussion, we have recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement.

         Submitted by the Compensation Committee of the Board of Directors.

                                              John Y. Televantos (Chairman)
                                              Edward L. McMillan
                                              Kenneth P. Mitchell
                                              Elaine R. Wedral


                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


The following table sets forth the compensation earned by (i) our Chief Executive Officer ("Principal Executive Officer"), (ii) our Chief Financial Officer ("Principal Financial Officer"), and (iii) each of our three most highly compensated executive officers (each a "Named Executive Officer") for the fiscal years ended December 31, 2008, 2007 and 2006.

                                       Summary Compensation Table
-----------------------------------------------------------------------------------------------------------
                                                                      Non-Equity
                                                 Stock      Option  Incentive Plan   All Other
                                                 Awards     Awards   Compensation  Compensation
     Name and Principal                Salary      (1)        (1)         (2)           (3)         Total
          Position             Year      ($)       ($)        ($)         ($)           ($)          ($)
-----------------------------------------------------------------------------------------------------------
Dino A. Rossi                  2008   $431,968  $133,268   $254,877     $      0      $17,849 (a)  $837,963
Chairman, President &          2007   $368,814  $ 56,111   $209,769     $260,000      $13,688      $908,382
CEO                            2006   $338,600  $  3,778   $198,528     $212,445      $17,364      $770,715

Francis J. Fitzpatrick         2008   $197,062  $ 44,677   $195,388     $      0      $22,770 (b)  $459,897
CFO, Treasurer and Asst.       2007   $180,000  $ 18,704   $161,359     $ 59,220      $21,993      $441,275
Secretary                      2006   $169,000  $  1,259   $152,270     $ 62,406      $21,582      $406,517

David F. Ludwig                2008   $209,635  $ 27,259   $152,068     $ 55,000      $18,497 (c)  $462,459
VP/GM Specialty Products       2007   $201,385  $ 12,469   $129,226     $ 52,636      $13,689      $409,404
                               2006   $193,481  $    839   $123,072     $ 41,894      $18,026      $377,312

Paul H. Richardson             2008   $176,500  $ 41,833   $116,814     $ 12,000      $21,111 (d)  $368,258
VP, R&D                        2007   $166,000  $ 18,704   $101,854     $ 34,160      $20,773      $341,490
                               2006   $155,385  $  1,259   $ 80,852     $ 43,575      $20,357      $301,428

Matthew D. Houston             2008   $176,385  $ 14,765   $ 41,811     $  5,000      $21,121 (e)  $259,082
General Counsel and Secretary  2007   $168,115  $  6,235   $ 36,807     $ 42,250      $18,327      $271,733
-----------------------------------------------------------------------------------------------------------

(1) The amounts included in the "Stock Awards" and "Option Awards" columns reflect the dollar amount recognized for financial statement reporting purposes for each reported fiscal year, in accordance with FAS 123(R) adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. A discussion of the assumptions used in valuation of stock and option awards may be found in "Note 2 - Stockholders' Equity" in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 12, 2009.
(2)      Reflects the value of cash incentive bonuses earned under our ICP.
(3) The amounts reflected represent employer matching contributions and profit sharing contributions made under the Company's combined 401(k)/profit sharing plan, automobile allowance and the Company paid portion of life, health, and disability insurance benefits, in the following amounts for each Named Executive Officer for the indicated year:
            (a) Mr. Rossi's other compensation for 2008 consists of $13,590 for contributions under the Company's 401(k)/profit sharing plan, $3,983 for automobile allowance, and $276 for life, health and disability insurance benefits.
            (b) Mr. Fitzpatrick's other compensation for 2008 consists of $13,590 for contributions under the Company's 401(k)/profit sharing plan, $9,000 for automobile allowance, and $180 for life, health and disability insurance benefits.
            (c) Mr. Ludwig's other compensation for 2008 consists of $13,590 for contributions under the Company's 401(k)/profit sharing plan, $4,631 for automobile allowance, and $276 for life, health and disability insurance benefits.
            (d) Mr. Richardson's other compensation for 2008 consists of $12,903 for contributions under the Company's 401(k)/profit sharing plan, $8,100 for automobile allowance, and $108 for life, health and disability insurance benefits.
            (e) Mr. Houston's other compensation for 2008 consists of $13,187 for contributions under the Company's 401(k)/profit sharing plan, $7,754 for automobile allowance, and $180 for life, health and disability insurance benefits.

Grants of Plan Based Awards

         The following table provides information on stock awards and options granted in 2008 to each of the Named Executive Officers and information on estimated possible payouts under our non-equity incentive plan for 2008.

                                               Estimated Future Payouts      All Other    All Other
                                              under Non-Equity Incentive       Stock       Option
                                                    Plan Awards (1)           Awards:      Awards:     Exercise
                                         ---------------------------------   Number of    Number of    Price of
                                                                             Shares of   Securities     Option    Grant Date
                             Grant                                          Restricted   Underlying     Awards    Fair Value
       Name                   Date        Threshold   Target     Maximum     Stock (#)   Options (#)    ($/Sh)        (2)
----------------------------------------------------------------------------------------------------------------------------
Dino A. Rossi              12/10/2008         --     $212,500    $276,250      10,000      40,000       $ 25.92     $606,699

Francis J. Fitzpatrick     12/10/2008         --     $ 67,760    $ 88,088       4,000      32,000       $ 25.92     $381,679

David F. Ludwig            12/10/2008         --     $ 73,500    $ 95,550       2,500      25,000       $ 25.92     $281,987

Paul H. Richardson         12/10/2008         --     $ 60,200    $ 78,260       3,000      18,000       $ 25.92     $234,135

Matthew D. Houston         12/10/2008         --     $ 44,250    $ 57,525       1,000       6,000       $ 25.92     $ 78,045
----------------------------------------------------------------------------------------------------------------------------

(1) Represents target payout levels under the ICP for 2008 performance. The actual amount of incentive bonus earned by each Named Executive Officer in 2008 is reported under the Non-Equity Incentive Plan

     Compensation column in the Summary Compensation Table. Additional information regarding the design of the ICP is included in the Compensation Discussion and Analysis.
(2) The FAS 123(R) value of awards granted on 12/10/2008 was $25.92 per share of restricted stock, and $8.69 per stock option with an exercise price of $25.92.


Employment Agreement

         As of January 1, 2001, the Company entered into an Employment Agreement with Mr. Rossi, which provides for Mr. Rossi to serve as the Company's President and Chief Executive Officer. Mr. Rossi's Employment Agreement initially provided for a base salary, subject to annual increases if approved by the Board of Directors. Mr. Rossi's current salary for fiscal 2009 pursuant to the Employment Agreement is $467,500. Mr. Rossi is eligible to earn a bonus of 50% of base salary under the ICP. Mr. Rossi is also eligible to receive a performance bonus (as determined by the Board of Directors) of up to 50% of annual salary, based on a target figure which exceeds financial targets established by the Board of Directors in the ICP, for each fiscal year during the term of his employment.

         Mr. Rossi's Employment Agreement also provides that if the Company terminates his employment other than for cause or in the event Mr. Rossi terminates  his  employment  under  certain  limited  circumstances  effectively amounting to a constructive termination, he will be entitled to severance payments of 150% of his then current annual salary, and if such termination by the Company occurs within two years after a change of control event involving the Company he would be entitled to severance payments equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred. If Mr. Rossi were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary. In the event of any termination by the Company entitling Mr. Rossi to severance payments, his theretofore granted but unvested options to purchase Common Stock of the Company would immediately vest and be exercisable in accordance with their terms. Mr. Rossi's entitlement to severance payments would be subject to a modified payment schedule to the extent necessary to avoid such payments being considered an "excess parachute payment" for purposes of Section 280G of the Internal Revenue Code. During the period of Mr. Rossi's employment (or, in the case of a voluntary termination by Mr. Rossi or a termination of his employment by the Company for cause, the balance of the term of the Employment Agreement before giving effect to such termination) and for a period of one year thereafter, the Employment Agreement imposes on Mr. Rossi certain non-competition and non-solicitation obligations regarding the Company and its customers and its employees.

         The Employment Agreement was amended as of December 9, 2005 to conform certain provisions thereof to Section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act of 2004, and the proposed regulations issued by the Treasury Department under Section 409A. The amendment provides that certain payments to Mr. Rossi in connection with the termination of his employment would not be due and payable before six months after the applicable termination. The six-month delay relates to Mr. Rossi's status as a "key employee" (as defined under Section 409A and the accompanying proposed regulations).

Terms and Conditions of Awards

         The Company's 1999 Stock Plan was adopted and approved by our stockholders in 1999 and was amended in 2003 and again in 2008. Under the Amended Plan, officers and other employees of the Company may be granted options to purchase Common Stock of the Company which qualify as "incentive stock options" ("ISO" or "ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); directors, officers and employees may be granted options to purchase Common Stock which do not qualify as ISOs ("non-Qualified Option" or "Non-Qualified Options"); and directors, officers and employees may be granted the right to make direct purchases of Common Stock from the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to in this Proxy Statement individually as an "Option" and collectively as "Options." The exercise price per share specified to each Option granted under the Amended Plan may not be less than the fair market value per share of Common Stock on the date of such grant.

         All of our restricted stock awards for executive officers have the same features. Each executive officer may purchase the stock at a purchase price equal to the par value of the shares ($.06-2/3 per share). The purchased restricted stock is subject to a repurchase option in favor of the Company and to restrictions on transfer until it vests. The purchased stock will vest in full in four years, or upon an earlier change of control of the Company, provided the executive officer is employed by the Company on that date. In the event the purchaser's employment with the Company is terminated for cause or upon the purchaser's voluntary resignation from the Company's employ, prior to vesting in full, the Company may repurchase all of the purchased shares at a purchase price of $.06-2/3 per share. The Company may repurchase a pro-rated amount of the purchased shares, based on the amount of time remaining until the vesting date, at a purchase price of $.06-2/3 per share in the event the purchaser ceases to be an employee of the Company prior to vesting by reason of:
(1) the purchaser's voluntary retirement from the Company's employ at or after age 62; (2) the purchaser's death, major disability or significant illness; or
(3) termination of the purchaser's employment by the Company without cause. Repurchases are subject to the approval of the Compensation Committee of the Board. Although available under the Amended Plan, the Company has not granted stock appreciation rights or performance awards.

         Our Non-Qualified Options granted vest as follows: 20% on the first anniversary of the grant date; 40% on the second anniversary of the grant date; and 40% on the third anniversary of the grant date. Our Non-Qualified Options expire ten years after grant.


Outstanding Equity Awards at Fiscal Year End

         The following table shows outstanding Option awards classified as exercisable and unexercisable as of December 31, 2008 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards as of December 31, 2008.


                                                  Option Awards                                     Stock Awards
                          --------------------------------------------------------------     ---------------------------
                             Number of Securities
                                  Options (#)                                                  Number          Market
                          ----------------------------                                       of Shares        Value of
                                                                                                 of          Shares of
                                                                                               Stock         Stock that
                                               Un-           Option           Option            that          Have Not
                          Exercisable      Exercisable       Exercise       Expiration        Have Not       Vested (3)
          Name                (1)              (1)          Price ($)          Date           Vested(2)         ($)
------------------------- -------------    -----------     ------------    -------------     -----------    ------------
Dino A. Rossi                   16,875             --          $  1.88         10/21/09
                                23,625             --          $  3.30         09/15/10
                                67,500             --          $  6.27         10/25/11
                                67,500             --          $  6.83         09/12/12
                                67,500             --          $  6.77         12/12/13
                                74,250             --          $  8.77         09/16/14
                                90,000             --          $ 13.81         09/16/15
                                27,000         18,000          $ 17.81         12/08/16
                                    --         45,000          $ 20.41         01/11/18
                                    --         40,000          $ 25.92         12/10/18
                                                                                                 37,000       $ 921,670

Francis J. Fitzpatrick          40,500             --          $  6.83         09/12/12
                                50,625             --          $  6.77         12/12/13
                                60,750             --          $  8.77         09/16/14
                                67,500             --          $ 13.81         09/16/15
                                20,700         13,800          $ 17.81         12/08/16
                                    --         35,000          $ 20.41         01/11/18
                                    --         32,000          $ 25.92         12/10/18
                                                                                                 13,000       $ 323,830

David F. Ludwig                 12,150             --          $  6.83         09/12/12
                                32,400             --          $  6.77         12/12/13
                                50,625             --          $  8.77         09/16/14
                                54,000             --          $ 13.81         09/16/15
                                16,200         10,800          $ 17.81         12/08/16
                                    --         26,500          $ 20.41         01/11/18
                                    --         25,000          $ 25.92         12/10/18
                                                                                                  8,000       $ 199,280

Paul H. Richardson               5,400             --          $  6.77         12/12/13
                                13,500             --          $  8.77         09/16/14
                                22,500             --          $ 13.19         06/24/15
                                22,500             --          $ 13.81         09/16/15
                                13,500          9,000          $ 17.81         12/08/16
                                    --         20,500          $ 20.41         01/11/18
                                    --         18,000          $ 25.92         12/10/18
                                                                                                 11,500       $ 286,465

Matthew D. Houston              19,050             --          $  9.87         01/24/15
                                11,250             --          $ 13.81         09/16/15
                                 2,700          1,800          $ 17.81         12/08/16
                                    --         10,000          $ 20.41         01/11/18
                                    --          6,000          $ 25.92         12/10/18
                                                                                                  4,000        $ 99,640

(1) Stock option awards have a term of ten years from the grant date and become exercisable 20% after 1 year, 60% after 2 years and 100% after 3 years beginning on the first anniversary of the grant date.

(2) Restricted stock vests four years from the date of grant. The following table provides information with respect to the vesting dates of each outstanding Restricted Stock award held by each Named Executive Officer as of December 31, 2008:

----------------------------------------------------------------------------
                          Mr.       Mr.         Mr.        Mr.         Mr.
                        Rossi   Fitzpatrick   Ludwig   Richardson   Houston
----------------------------------------------------------------------------
December 8, 2010        13,500       4,500     3,000        4,500     1,500
January 11, 2012        13,500       4,500     2,500        4,000     1,500
December 10, 2012       10,000       4,000     2,500        3,000     1,000
----------------------------------------------------------------------------
                        37,000      13,000     8,000       11,500     4,000
----------------------------------------------------------------------------

(3) Value is computed based on the closing price of our Common Stock on the NASDAQ on December 31, 2008, which was $24.91 per share.

Option Exercises and Stock Vested

         The following table sets forth certain information regarding Options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2008.

                                    Option Exercises and Stock Vested Table
                                                 Option Awards                           Stock Awards
                                      -------------------------------------   -----------------------------------

                                         Number of                               Number of
                                          Shares         Value Realized            Shares
                                        Acquired on        on Exercise          Acquired on      Value Realized
                Name                   Exercise (#)          ($)(1)             Vesting (#)      on Vesting ($)
------------------------------------- ---------------- --------------------   ----------------- -----------------
  Dino A. Rossi                              --                --                    --                --
  Francis J. Fitzpatrick                     --                --                    --                --
  David F. Ludwig                            --                --                    --                --
  Paul H. Richardson                         --                --                    --                --
  Matthew D. Houston                         --                --                    --                --

     (1) Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.


Termination of Employment and Change of Control Arrangements


         Agreement with Dino A. Rossi. We entered into an employment agreement with Mr. Rossi on January 1, 2001, which provides for automatic one-year extensions of the employment term unless either party provides written notice of its intention not to extend the agreement within 60 days of the end of the then-current term. Mr. Rossi receives an annual base salary of $467,500 in 2009, an annual incentive bonus and medical and other benefits. Mr. Rossi's bonus is targeted to be 50% of his base salary for the appropriate year, although he may be entitled to up to 100% of his base salary as bonus.

         If we terminate Mr. Rossi's Employment Agreement other than for cause or in the event Mr. Rossi terminates his employment under certain limited circumstances effectively amounting to a constructive termination, he will be entitled to severance payments of 150% of his then current annual salary, plus the pro rata portion of the annual bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred. If such termination by the Company occurs within two years after a change of control event, he would be entitled to severance payments equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred. If Mr. Rossi were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary. In the event of any termination by the Company entitling Mr. Rossi to severance payments, his granted but unvested options and restricted stock would immediately vest and be exercisable in accordance with their terms.

         Under the employment agreement with Mr. Rossi, "Cause" means: habitual absence or lateness; gross insubordination; failure to devote full time to Company's business; failure to comply with the obligations of confidentiality; any action which constitutes a violation of any applicable criminal statute; or any act which frustrates or violates the undivided duty of loyalty owed by Mr. Rossi to the Company. In addition, "Change in Control" means:

                  (a) any person or group is or becomes (including by merger, consolidation or otherwise) the beneficial owner, directly or indirectly, of 50% or more of the voting power of the total outstanding voting stock of Company;

                  (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 75% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board of Directors then in office; or

                  (c) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the capital stock or assets of Company to any person or group as an entirety or substantially as an entirety in one transaction or a series of related transactions, unless the ultimate beneficial owners of the voting stock of such person immediately after giving effect to such transaction own, directly or indirectly, more than 80% of the total voting power of the total outstanding voting stock of Company immediately prior to such transaction.

         The amount of compensation payable to Mr. Rossi in the event of termination of employment, assuming termination as of December 31, 2008, and a share price for the Company's common stock equal to the closing market price on the last trading day prior to that date, is set forth in the table below. We are not obligated to provide any compensation to Mr. Rossi in the case of a change in control that does not result in termination of employment.


                                 Benefits and Payments upon Termination
---------------------------------------------------------------------------------------------------------
                                                                               Acceleration
                                                                                   of
                                                                                Vesting of
                                                                                 Options
                                                                                   and
                                                                       ICP      Restricted
                                                       Base Salary   Bonus(1)     Stock (2)     Total
                                                     ----------------------------------------------------
Voluntary termination by Mr. Rossi or termination
for Cause                                                $      0    $431,968    $7,249,052   $7,681,020

Termination by Mr. Rossi within 12 months after
demotion by Company or as a result of constructive
termination                                              $647,952    $431,968    $8,200,563   $9,280,483

Termination by Company following a Change in
Control, except for Cause(3)                             $863,936    $863,936    $8,200,563   $9,928,435

Voluntary termination by Mr. Rossi following a
Change of Control(3)                                     $431,968    $431,968    $8,200,563   $9,064,499

Termination by Company for any reason other than
for Cause or after receipt of notice of termination
from Mr. Rossi                                           $647,952    $431,968    $8,200,563   $9,280,483


Death                                                    $      0    $431,968    $7,249,052   $7,681,020
---------------------------------------------------------------------------------------------------------

   1.    Represents the target bonus level under the ICP
   2. Amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting by the difference between $24.91, which is the closing market price per share of our common stock on December 31, 2008, and the per share exercise price of the applicable accelerated stock award or option.
   3. Assumes the Change of Control occurred within the two year period prior to December 31, 2008.

         The amounts shown in the table above do not include payments for accrued salary and vacation, or payments made under the life insurance policy in the case of death.

         All of our executive officers other than Mr. Rossi are employees-at-will and, as such, do not have employment agreements, therefore, we are not obligated to provide any post-employment compensation or benefits. However, upon a change of control, as defined in the Amended Plan, all unvested Option grants immediately vest and become exercisable, and all restrictions, applicable to outstanding shares of restricted stock, lapse. Assuming such a change of control as of December 31, 2008, and a share price for the Company's common stock equal to the closing market price on that date, the amount of compensation payable to the Named Executive Officers other than Mr Rossi, are as follows: Mr. Fitzpatrick, $4,073,473; Mr. Ludwig, $2,708,376; Dr. Richardson, $1,348,866; and Mr. Houston, $581,667.


Director Compensation

         The Company pays each of its directors, other than Mr. Rossi, an annual retainer of $24,000 and $4,000 for each Board meeting attended, plus expenses. The Lead Director, Chairman of the Audit Committee and Chairman of the Compensation Committee are paid an additional $8,000 annual retainer fee. The Chairman of the Corporate

Governance & Nominating Committee is paid an additional $6,000 annual retainer fee. The Company also pays to each of its directors serving on Committees a fee of $1,000, plus expenses, for each Committee meeting attended.

         The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of the Company's directors (other than Mr. Rossi, whose compensation is set forth in the Summary Compensation Table above) during the fiscal year ended December 31, 2008.

                       Fees
                     Earned or     Stock       All Other
                      Paid in      Awards    Compensation
      Name            Cash ($)   (1)(2)($)        ($)         Total ($)
------------------   ---------   ---------   --------------   ---------
Edward McMillan       $49,500     $109,863         --         $159,363
Kenneth Mitchell      $59,000     $109,863         --         $168,863
Perry Premdas         $51,000     $109,863         --         $160,863
John Televantos       $57,667     $109,863         --         $167,530
Elaine Wedral         $54,000     $109,863         --         $163,863

(1) On December 10, 2008, each director, other than Mr. Rossi was awarded 4,250 shares of restricted stock. The shares are subject to a repurchase option in favor of the Company and to restrictions on transfer until they vest in accordance with the provisions of the Restricted Stock Purchase Agreement dated December 10, 2008 between the Company and each such director. The amounts included in the "Stock Awards" column reflect the dollar amount to be recognized for financial statement reporting purposes in accordance with FAS 123(R) adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The weighted average grant date fair value per share of each award was $25.92. A discussion of the assumptions used in valuation of stock and option awards may be found in "Note 2 - Stockholders' Equity" in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 12, 2009.
(2) The following table shows the aggregate number of options and stock awards outstanding for each Outside Director as of December 31, 2008:

                       Aggregate     Aggregate
                     Stock Options  Stock Awards
                      Outstanding   Outstanding
                         as of         as of
      Name             12/31/2008    12/31/2008
-------------------------------------------------
Edward McMillan           41,386        22,750
Kenneth Mitchell          38,011        22,750
Perry Premdas                 --        11,000
John Televantos            4,500        22,750
Elaine Wedral             29,623        22,750

         Directors have entered into Restricted Stock Purchase Agreements with the Company to purchase the Company's Common Stock pursuant to the Amended Plan. These Agreements replace the stock option plan in which non-employee directors participated in prior years.

         Under the Agreements, each of the directors purchased shares of the Company's Common Stock at the purchase price of $.06-2/3 per share. The purchased stock is subject to a repurchase option in favor of the Company and to restrictions on transfer until it vests in accordance with the provisions of the Agreements. The purchased stock will vest in full either in four years for certain Agreements or in seven years for the balance of the Agreements, provided the purchaser is still a director of the Company on that date. The purchased stock will also vest in full prior to the four or seven year vesting schedule upon: (1) the purchaser's retirement from the Company's

Board of Directors at or after age 70; (2) the purchaser's death or major disability, (3) the purchaser's resignation from the Company's Board of Directors due to a conflict of interest or serious illness, and (4) a change of control of the Company (as defined in the Agreements). The purchased shares will not vest and the Company may repurchase all of the purchased shares at a purchase price of $.06-2/3 per share in the event of gross misconduct on the part of the purchaser in the performance of his or her duties as a director of the Company prior to vesting, as determined by majority vote of the Board of Directors. A pro rated amount of the purchased shares may be repurchased by the Company at a purchase price of $.06-2/3 per share in the event the purchaser ceases to be a director of the Company prior to vesting of the purchased shares for any reason other than gross misconduct.

         The Company does not pay any other direct or indirect compensation to directors in their capacity as such.

Related Party Transactions

         Other than the compensation and employment arrangements described above, we have not entered into any transactions with any of our directors or executive officers or their immediate family members in 2008.

         In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions, including any transaction in which any of our directors, director nominees, executive officers or holders of more than 5% of our capital stock have or will have a direct or indirect material interest. If we were to do so, any such transaction would need to be approved by our Audit Committee prior to us entering into such transaction. A report is made to our Audit Committee annually disclosing all related parties that are employed by us and related parties that are employed by other companies that we had a material relationship with during that year, if any. The Audit Committee, as well as the full Board of Directors, reviews any potential transactions which may involve related parties at least once per calendar year.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information, as of December 31, 2008, with respect to shares of the Company's Common Stock that may be issued pursuant to awards under the Amended Plan, described above, as well as under the Company's prior stock option plans, which plans were replaced by the Amended Plan. These plans are the Company's only equity compensation plans approved by security holders, and there are no equity compensation plans that have not been approved by security holders. It should be noted that shares of the Company's Common
Stock may be allocated to, or purchased on behalf of, participants in the Company's 401(k)/Profit Sharing Plan (described above). Consistent with Securities and Exchange Commission regulations governing equity compensation plans, information relating to shares issuable or purchased under the Company's 401(k)/Profit Sharing Plan is not included in the table below.

------------------------------------------------------------------------------------------------------------
                                       (a)                       (b)                         (c)
                                                                                      Number of shares
                                                                                  remaining available for
                                                                                   future issuance under
                             Number of shares to be   Weighted-average exercise  equity compensation plans
                             issued upon exercise of     price per share of          (excluding shares
                              outstanding options,      outstanding options,             reflected
Plan Category                  warrants and rights       warrants and rights          in column (a))
------------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security                2,627,478                  $12.60                    3,664,350
holders
------------------------------------------------------------------------------------------------------------
Equity compensation plans
not approved by security
holders                                 -                         -                          -
------------------------------------------------------------------------------------------------------------
Total                               2,627,478                  $12.60                    3,664,350
------------------------------------------------------------------------------------------------------------

        Security Ownership of Certain Beneficial Owners and of Management

        The table below sets forth as of April 1, 2009, the number of shares of Common Stock beneficially owned by (i) each director, (ii) each of the Named Executive Officers, (iii) each beneficial owner of, or institutional investment manager exercising investment discretion with respect to 5% or more of the outstanding shares of Common Stock known to the Company based upon filings with the Securities and Exchange Commission, and (iv) all current directors and executive officers of the Company as a group, and the percentage ownership of the outstanding Common Stock as of such date held by each such holder and group:

                                                                  Amount and Nature of      Percent of
Name and Address of  Beneficial Owner                          Beneficial Ownership (1)      Class (2)
------------------------------------------------------------------------------------------------------
Barclays Global Investors NA (California) (3)                                 1,238,723          6.8%
Segall, Bryant & Hamill Investment Counsel (4)                                1,037,358          5.7%
Dino A. Rossi (5)*                                                              525,100          2.9%
Frank Fitzpatrick (6)*                                                          276,043          1.5%
David F. Ludwig (7)*                                                            186,310          1.0%
Paul Richardson (8)*                                                             95,379            **
Edward L. McMillan (9)*                                                          65,101            **
Elaine R. Wedral (10)*                                                           53,373            **
Matt Houston (11)*                                                               39,842            **
Kenneth P. Mitchell (12)*                                                        31,018            **
John Televantos(13)*                                                             29,250            **
Perry Premdas (14)*                                                              18,200            **
All current directors and executive officers as a group (12                   1,319,617          7.2%
persons) (15)

Shares Outstanding  April 1, 2009                                            18,334,897

*  Such person's address is c/o the Company, P.O. Box 600, New Hampton, New York 10958.
** Indicates less than 1%.

     (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to the Company's knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
     (2) For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date of the information in the table are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
     (3) Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity's address as reported in its Schedule 13G is 400 Howard Street San Francisco, CA 94105.
     (4) Based upon information provided in a Schedule 13F for such entity filed with the SEC. Such entity's address as reported in its Schedule 13F is 10 S. Wacker Dr. Suite 3500. Chicago, IL 60606.
     (5) Consists of 443,250 shares such person has the right to acquire pursuant to stock options, 37,000 shares of restricted stock, 13,800 shares held in such person's Company 401(k)/profit sharing plan account, and 31,050 shares held directly.

     (6) Consists of 247,075 shares such person has the right to acquire pursuant to stock options, 13,000 shares of restricted stock, 10,905 shares held in such person's Company 401(k)/profit sharing plan account, and 5,063 shares held directly.
     (7) Consists of 170,675 shares such person has the right to acquire pursuant to stock options, 8,000 shares of restricted stock and 7,635 shares held in such person's Company 401(k)/profit sharing plan account.
     (8) Consists of 81,500 shares such person has the right to acquire pursuant to stock options, 11,500 shares of restricted stock and 2,379 shares held in such person's Company 401(k)/profit sharing plan account.
     (9) Consists of 41,386 shares such person has the right to acquire pursuant to stock options, 22,750 shares of restricted stock and 965 shared held directly.
     (10) Consists of 29,623 shares such person has the right to acquire pursuant to stock options, 22,750 shares of restricted stock and 1,000 shared held directly.
     (11) Consists of 35,000 shares such person has the right to acquire pursuant to stock options, 4,000 shares of restricted stock and 842 shares held in such person's Company 401(k)/profit sharing plan account.
     (12) Consists of 22,750 shares of restricted stock and 8,268 shared held directly.
     (13) Consists of 4,500 shares such person has the right to acquire pursuant to stock options, 22,750 shares of restricted stock and 2,000 shared held directly.
     (14) Consists of 11,000 shares of restricted stock and 7,200 shared held directly
     (15) Consists of options to purchase 1,053,009 shares, 175,500 shares of restricted stock, 35,562 shares in the accounts of five executive officers under the Company's 401(k)/profit sharing plan, and 55,546 shares held by individuals directly.



                                 PROPOSAL NO. 2

          RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM

         The Audit Committee has selected McGladrey & Pullen LLP ("M&P") as the Company's independent registered public accounting firm for the year ending December 31, 2009. The Company is submitting its selection of M&P for ratification by the stockholders at the Annual Meeting. M&P has audited the Company's financial statements since 2005. Representatives of M&P will be present at the Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

         The Company's bylaws do not require that the stockholders ratify the selection of M&P as the Company's independent registered public accounting firm. However, the Company is submitting the selection of M&P to stockholders for ratification as a matter of good corporate governance practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain M&P. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

         During 2008, the Company retained M&P to audit the consolidated financial statements for 2008. In addition, the Company also retained M&P to provide services relating to Management's Assessment of Internal Controls as required by Section 404 of the Sarbanes-Oxley Act, and other audit-related services. The following table shows the fees paid or accrued by the Company for the audit and other professional services provided by M&P for 2007 and 2008:

                                              2008          2007
                                              ----          ----

      Audit fees (1)                         510,925      487,500

      Audit-related fees (2)                  43,500       40,688

      Tax fees (3)                                --       53,124

                                             --------------------
                                             554,425      581,312
      Total fees
                                             ====================


     (1) Fees relating to audit of the annual consolidated financial statements and quarterly reviews.
     (2) Fees relating to employee benefit plan audit, S-8 Consent, SEC comment letter and acquisition due diligence in 2007.
     (3) Fees for tax compliance, state tax audits, international tax issues and advisory services.

     Effective 2008, M&P no longer provides services relating to preparation of the Company's tax returns.


Policy on Pre-Approval of Audit and Non-Audit Services

         All auditing and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services.

Audit Committee Review

         The Audit Committee has reviewed the services rendered by M&P during 2008 and has determined that the services rendered are compatible with maintaining the independence of M&P as the Company's independent registered public accounting firm.

Vote Required; Recommendation of the Board

         The affirmative vote of the majority of the votes cast is required for ratification. An abstention will count as a vote against.

      THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF M&P AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

Audit Committee Report

         The Board of Directors has appointed an Audit Committee consisting of three directors. Each member of the Audit Committee is independent as defined under the NASDAQ Marketplace Rules applicable to audit committee members. The Board of Directors has adopted a written charter with respect to the Audit Committee's responsibilities. The Audit Committee oversees the Company's internal and independent auditors and assists the Board of Directors in overseeing matters relating to the Company's financial reporting process.

         In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management and discussed the audit with McGladrey & Pullen, LLP ("M&P"), the Company's independent registered public accounting firm. The Audit Committee also discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). This included a discussion of the independent auditors' judgment as to the quality, not just the acceptability, of the Company's accounting principles as applied to the Company's financial reporting, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received from M&P the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee discussed with M&P and management M&P's independence.

         Management is responsible for maintaining internal controls over financial reporting and assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm's responsibility is to express an opinion on the effectiveness of the Company's internal control over financial reporting based on their audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company's assessment process of internal controls over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm any deficiencies that had been identified during their engagement.

         The Audit Committee also considered whether the provision of non-audit services by M&P to the Company is compatible with M&P's independence. M&P advised the Audit Committee that M&P was and continues to be independent with respect to the Company.

         Based upon the reviews, discussions and considerations referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

         The Audit Committee has also recommended the Board of Directors approve the selection of M&P as the Company's independent auditors for 2009.


                                         Perry W. Premdas (Chair)
                                         Kenneth P. Mitchell
                                         Edward L. McMillan
                                         being the members of the Audit
                                         Committee of the Board of Directors



Quorum Required

         Maryland law and the Company's by-laws require the presence of a quorum for the Meeting, defined as the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting. Abstentions and broker non-votes will be treated as "present" for purposes of determining whether a quorum has been reached.

         Broker non-votes are shares held by brokers or nominees that are present in person or represented by proxy, but are not voted on a particular matter because instructions have not been received from the beneficial owner and the broker or nominee does not have discretion to vote without such instructions. Brokers and nominees generally do not have such discretion when the matter is deemed by the broker voting rules to be "non-routine." The election of directors and the ratification of the independent registered public accounting firm are both considered to be "routine" matters with respect to which brokers and nominees could vote shares held by them in street-name in their discretion absent any instructions received from the beneficial owners of such shares.

Voting Securities

         Stockholders of record on April 21, 2009 (the "Record Date") will be eligible to vote at the Meeting. The voting securities of the Company consist of its Common Stock, $.06-2/3 par value, of which 18,334,897 shares were outstanding on the Record Date. Each share of Common Stock outstanding on the Record Date will be entitled to one vote.

Stockholder Proposals for 2010 Annual Meeting

         From time to time, the stockholders of the Company may wish to submit proposals which they believe should be voted upon by the stockholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company's annual meeting proxy materials. All such proposals must be submitted to the Secretary of the Company at the Company's principal executive offices no later than January 4, 2010 in order to be considered for inclusion in the Company's year 2010 proxy materials. With respect to any stockholder proposal not submitted for inclusion in the Company's year 2010 proxy materials, the proxy for such meeting will confer discretionary authority to vote on such proposal unless the Company is notified of such proposal not later than March 20, 2010 (45 days prior to the anniversary of the date this Proxy Statement is first being sent to stockholders).

Matters Not Determined at the Time of Solicitation

         The Board of Directors is not aware of any matters to come before the Meeting other than as described above. If any matter other than as described above should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

         Approval of any other matter that may come before the Annual Meeting will be determined by the vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and voting on such matters. With respect to an abstention, the shares will be considered present and entitled to vote at the Annual Meeting and they will have the same effect as votes against the matter. With respect to broker non-votes, the shares will not be considered entitled to vote at the Annual Meeting for such matter and the broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares from which the majority is calculated.


New Hampton, New York

----------


         The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2008 is being mailed to stockholders with these proxy materials. The Annual Report does not form part of these proxy materials for the solicitation of proxies.

                                 REVOCABLE PROXY
                               BALCHEM CORPORATION

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                          PROXY SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING TO BE HELD JUNE 18, 2009

The undersigned hereby appoints Dino A. Rossi, Francis J. Fitzpatrick and David Ludwig, and each of them individually, as attorneys and proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of Balchem Corporation scheduled to be held on June 18, 2009, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.


                         Please be sure to sign and date
                          this Proxy in the box below.


                        ---------------------------------
                                      Date


                        ---------------------------------
                             Stockholder sign above


                        ---------------------------------
                          Co-holder (if any) sign above


---------------------------------------------------------------------------------------------------
Election of Directors:                                 For All     Withhold All    For All Except*
Election of two (2)
Class 2 Directors                                        [ ]           [ ]               [ ]

Nominees for Election as Class 2 Directors:
Edward L. McMillan and Kenneth P. Mitchell
---------------------------------------------------------------------------------------------------
Ratification and approval of the appointment of          For         Against           Abstain
McGladrey and Pullen, LLP, as the Company's
independent registered accounting firm for the           [ ]           [ ]               [ ]
year 2009
---------------------------------------------------------------------------------------------------

*INSTRUCTION: To withhold authority to vote for any one or more individual nominee(s) for election to the Board of Directors, mark "For All Except" and write the name of such nominee in the space provided below:

----------------------------------------------------------------

The proxies are directed to vote as specified and in their discretion on all other matters coming before the Annual Meeting. If no direction is made, the proxies will vote: FOR the nominees for election as Directors named above; and FOR the ratification and approval of the appointment of McGladrey and Pullen, LLP, as the Company's independent registered accounting firm for the year 2009.

The Board of Directors recommends a vote: FOR each named nominee for election as a Director; and FOR the ratification and approval of the appointment of McGladrey and Pullen, LLP, as the Company's independent registered accounting firm for the year 2009.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. [ ]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership or a limited liability company, please sign in partnership or limited liability company name by authorized persons.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY